Exhibit 4.3

EXECUTION VERSION

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

GREAT BASIN SCIENTIFIC, INC.

EXECUTION VERSION

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of the 21st day of April, 2014 (the “Effective Date”), by and among Great Basin Scientific, Inc., a Delaware corporation (the “Company”), and the investors listed on Exhibit A hereto, each of which is herein referred to as an “Investor”

RECITALS

WHEREAS, certain of the Investors hold shares of the Company’s Series A Preferred Stock (“Series A Preferred Stock), the Company’s Series B Preferred Stock (Series B Preferred Stock), the Company’s Series C Preferred Stock (“Series C Preferred Stock”), the Company’s Series C-1 Preferred Stock (“Series C-1 Preferred Stock) and/or shares of the Company’s Common Stock (“Common Stock”) and possess registration rights, information rights, rights of first refusal and other rights pursuant to an Amended and Restated Investors’ Rights Agreement, dated as of November 26, 2013 (the “2013 Agreement”), between the Company and such Investors;

WHEREAS, the undersigned Investors who hold Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock desire to amend and restate the 2013 Agreement as set forth herein;

WHEREAS, the undersigned Investors hold at least a majority of the Registrable Securities (as defined in the 2013 Agreement) and at least a majority of the Registrable Securities held by the Major Investors (as defined in the 2013 Agreement);

WHEREAS, the Company and certain of the Investors are parties to the Series D Preferred Stock Purchase Agreement of even date herewith (the “Series D Agreement”), pursuant to which the Company will sell and such Investors will purchase the Series D Preferred Stock (“Series D Preferred Stock”); and

WHEREAS, in order to induce the Company to approve the issuance of the Series D Preferred Stock and to induce the Investors party to the Series D Agreement to invest funds in the Company pursuant to the Series D Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issued or issuable to them and certain other matters as set forth herein;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Registration Rights. The Company covenants and agrees as follows:

1.1 Definitions. For purposes of this Agreement:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Form S-3” means such form under the Act as in effect on the Effective Date or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11;

(d) The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Act.

(e) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(f) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(g) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock or the Series D Preferred Stock and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in subsection (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which such person’s rights under this Section 1 are not assigned. The number of shares of Registrable Securities outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(h) The term “SEC” shall mean the Securities and Exchange Commission.

1.2 Request for Registration.

(a) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the earlier to occur of (i) the Initial Offering and (ii) five years after the date hereof, a written request from the Holders of a majority of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $5,000,000, then the Company shall, within 20 days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, shall effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within 20 days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that no Registrable Securities held by the Holders shall be excluded from such underwriting unless all other securities are first entirely excluded from such underwriting. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 1.2:

(i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(ii) after the Company has effected two registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective; or

(iii) during the period starting with the date 90 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 180 days following the effective date of, a Company-initiated registration subject to Section 1.3, provided that the Company is actively employing good faith reasonable efforts to cause such registration statement to become effective; or

(iv) if the Company has effected an Initial Offering within the preceding 365 days; or

(v) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4; or

(vi) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company (the “Board”), it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than twice in any 12 month period.

(d) The following registrations shall not count as registrations pursuant to this Section 1.2 for the purposes of Section 1.2(c)(ii): any registration initiated pursuant to this Section 1.2 in which the Company includes shares to be sold by it (such registration will be considered a registration pursuant to Section 1.3 and subject to the terms thereof).

1.3 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.3(c), cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7.

(c) Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders according to the total amount of securities entitled to be included therein owned by each selling Holder or in such other proportions as shall mutually be agreed to by such selling Holders), but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below 25% of the total amount of the Holder’s securities requested to be included in such offering, unless such offering is the Initial Offering of the Company’s securities, in which case the selling Holders may be excluded completely if the underwriters make the determination described above and no other stockholder’s securities are included; and (ii) notwithstanding (i) above, any securities held by any Holder be excluded until all securities held by any selling stockholder other than a Holder have first been entirely excluded. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, the affiliated funds, partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such selling Holder shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.4 Form S-3 Registration. In case the Company shall receive from the Holders of at least 50% of the Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000;

(iii) if the Company has, within the 12 month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 1.4;

(iv) if the Company has already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4;

(v) during the period starting with the date 90 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 180 days following the effective date of, a Company initiated registration subject to Section 1.3, provided that the Company is actively employing good faith reasonable efforts to cause such registration statement to become effective; or

(vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Sections 1.2.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 180 days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus and any and all amendments thereto, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

1.6 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

1.7 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders not to exceed $50,000 shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration), unless, in the case of a registration requested under Section 1.2, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2, provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2 or 1.4.

1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9 Indemnification. In the event that any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, or officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any other federal securities laws, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any federal or state securities laws; and the Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section l.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished in connection with such registration by any such Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this Section l.9(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section l.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this Section l.9(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission, provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.10 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the Initial Offering;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, limited partner, retired partner, member, retired member, affiliate (including any fund or entity managed by the same manager, managing member, general partner or managing company as the Holder or under common control with such manager, managing member, general partner or management company) or stockholder of a Holder, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, or (iii) after such assignment or transfer, holds at least 10,000,000 shares of Registrable Securities (or, if less, than 100% of such Holder’s Registrable Securities) (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.13; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.12 Limitations on Subsequent Registration Rights. From and after the date hereof, the Company shall not, without the written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.3, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

1.13 “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the Company and the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed l80 days, except as provided below) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise (each a “Market Stand-Off Agreement”); provided, however that, if during the last 17 days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, then, upon the request of the managing underwriter, to the extent required by any FINRA rules, the restrictions imposed by this Section 1.13 shall continue to apply until the end of the third trading day following the expiration of the 15-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond 216 days after the effective date of the registration statement. The foregoing provisions of this Section 1.13 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers and directors and holders of more than one percent of the Company’s outstanding securities enter into similar agreements and in the event that any such person, or any Holder, is released from such obligations, all Holders shall be released from their respective obligations on a pro-rata basis (and any underwriting agreement that the Company enters into shall provide for such release). The underwriters in connection with the Initial Offering are intended third party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 1.13 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

If the Company or the underwriter of any public offering of the Company’s securities waives or terminates any standoff or lockup restrictions imposed on any holder of securities of the Company by a Market Stand-Off Agreement, then such waiver or termination shall be granted to all Holders subject to standoff or lockup restrictions pro rata based on the number of shares of Registrable Securities held by such holder and the Holders.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

1.14 Termination or Suspension of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after five years following the consummation of the Initial Offering. In addition, a Holder’s rights under this Section 1 shall be suspended (but not terminated) during such times at which all the Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold, during any three month period, without registration pursuant to Rule 144 of the Act.

2. Covenants of the Company. As used in this Agreement, a “Major Investor” means a Holder that (together with its affiliates) holds at least 10,000,000 shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock or Series D Preferred Stock (as appropriately adjusted for any stock split, dividend, combination, recapitalization and the like).

2.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor:

(a) as soon as practicable after the end of each fiscal year of the Company, but in any event within 90 days, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, which shall be prepared in accordance with generally accepted accounting principles (“GAAP”), and, when determined by the Board as appropriate, audited and certified by independent public accountants selected by the Board; and

(b) as soon as practicable after the end of each of the first three quarters of each fiscal year of the Company, but in any event within 45 days, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter and for the fiscal year to date.

2.2 Inspection. The Company shall permit each Major Investor, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, that the Investors receiving information under this Section 2.2 that is deemed in good faith by the Company to be a trade secret or similar proprietary information will treat as confidential and not disclose such information, except (a) as necessary to their accountants, advisors and attorneys; (b) as otherwise compelled by law or legal process; (c) to any partner, member, subsidiary or parent of such Investor; (d) at such time as it enters the public domain through no fault of such Investor; (e) information that is communicated to an Investor free of any obligation of confidentiality; or (f) that is developed by Investor or its agents independently of and without reference to any confidential information communicated by the Company.

2.3 Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock (“Shares”).

(a) The Company shall deliver a notice in accordance with Section 3.5 (“Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms upon which it proposes to offer such Shares.

(b) By written notification received by the Company, within 20 calendar days after receipt of the Notice, each Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice up to that portion of such Shares that would allow such Major Investor to maintain such Major Investor’s percentage ownership of the Company as of the date of the Notice (assuming full conversion or exercise of all convertible or exercisable securities) on an as-converted to common stock basis.

(c) If all Shares that Investors are entitled to obtain pursuant to Section 2.3(b) are not elected to be obtained as provided in subsection 2.3(b), the Company may, during the 180 day period following the expiration of the period provided in Section 2.3(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 180 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Investors in accordance herewith.

(d) The right of first offer in this Section 2.3 shall not be applicable to (i) the issuance of Shares pursuant to stock splits, subdivisions, dividends and the like, (ii) Common Stock or options to purchase Common Stock issuable or issued to employees, officers, directors or consultants of the Corporation or its subsidiaries directly or pursuant to any stock option plan, stock purchase plan, stock bonus plan or similar plan or agreement approved by the Board, (iii) the issuance of Common Stock upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock or Series D Preferred Stock, (iv) the issuance of Shares (A) pursuant to a bona fide, firmly underwritten public offering of shares of Common Stock, registered under the Act or (B) upon exercise of warrants or rights granted to underwriters in connection with such public offering, (v) the issuance of securities (A) to persons or entities pursuant to corporate or strategic partnerships or transactions, (B) in connection with a business acquisition by the Company (whether by merger consolidation, sale of assets, sale or exchange of stock or otherwise), (C) to landlords in connection with real estate lease transactions; or (D) to lenders or lessors in connection with a bona fide loan or lease financing, that in each such case are approved by the Board, and primarily for purposes other than equity financing, (vi) the issuance of Shares pursuant to the conversion or exercise of convertible or exercisable securities the original issuance of which was prior to the date hereof or the original issuance of which was excluded from the right of first offer under this Section 2.3(d), or (vii) any issuance in which the provisions of this Section 2.3 are waived by the holders of at least a majority of the Registrable Securities held by the Major Investors.

2.4 Directors and Officers Insurance. Unless the Board determines otherwise, the Company shall obtain, within 90 days of the date hereof, from financially sound and reputable insurers directors’ and officers’ insurance, in an amount and on terms and conditions satisfactory to the Board, and will use commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Board determines that such insurance should be discontinued.

2.5 Employee Stock. Unless otherwise approved by the Board, all future employees and consultants of the Company who purchase, receive options to purchase or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (a) vesting of shares over a four year period, with the first 25% of such shares vesting after 12 months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following 36 months, and (b) a market stand-off provision substantially similar to that in Section 1.13.

2.6 Termination of Covenants. The covenants set forth in this Section 2 shall terminate and be of no further force or effect (a) upon the consummation of the Company’s sale of its Common Stock or other securities pursuant to a registration statement under the Act (other than a registration statement relating either to sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction), (b) when the Company first becomes subject to the periodic reporting requirements of Sections 12 or 15(d) of the 1934 Act, (c) upon the consummation of a Liquidity Event (as such term is defined in the Company’s Certificate of Incorporation), or (d) with respect to any Major Investor, when such Major Investor ceases to hold at least 10,000,000 shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock or Series D Preferred Stock (as appropriately adjusted for any stock split, dividend, combination, recapitalization and the like), whichever event shall first occur.

3. Miscellaneous.

3.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements entered into and to be performed entirely within Delaware.

3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or PDF signatures.

3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience of response only and are not to be considered in construing or interpreting this Agreement.

3.5 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to the Investors at the address set forth on Exhibit A attached hereto or at such other address as the Company or the Investors may designate by 10 days advance written notice to the other parties hereto.

3.6 Attorney’s Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover at the discretion of the tribunal hearing this dispute from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals providing such award is included in the written decision issued at the final conclusion of such dispute.

3.7 Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least a majority of the Registrable Securities; provided that any right of the Major Investors may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of at least a majority of the Registrable Securities held by the Major Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company. Notwithstanding the foregoing, if the Company shall issue additional shares of its Series D Preferred Stock pursuant to the Purchase Agreement, any purchaser of such shares of Series D Preferred Stock shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor” and a party hereunder.

3.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and the qualification as a Major Investor.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the Effective Date.

COMPANY: GREAT BASIN SCIENTIFIC, INC.

By:	/s/ Ryan Ashton
Name:	Ryan Ashton
Title:	President and Chief Executive Officer

Address	2441 S. 3850 W. Salt Lake City, UT 84120

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT